UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2014

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida	32937
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2014, Lighting Science Group Corporation, a Delaware corporation (the “Company”), filed a Current Report on Form 8-K (the “February 8-K”) reporting the appointment of Jennifer Sethre as President of the Company. On March 28, 2014, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Sethre, made effective as of March 1, 2014. The term of the Employment Agreement is at will.

The Employment Agreement provides that Ms. Sethre: (i) will receive an annual base salary of $350,000 (the “Base Salary”) and benefits generally available to other senior executives of the Company; (ii) is eligible to receive a target annual bonus of 100-200% of the Base Salary, subject to satisfactory completion of performance metrics to be set by the Compensation Committee of the Company’s board of directors in consultation with the Chairman and the Chief Executive Officer of the Company.

Pursuant to the Employment Agreement, Ms. Sethre is also entitled to a grant, to be made by April 29, 2014, of an option (the “Option”) to purchase a number of shares of the Company’s common stock that is commensurate with option grants made by the Company to its other similarly-situated executives, at an exercise price equal to the greater of: (1) $0.50 per share or (2) the closing price-per-share of the Company’s publicly-traded common stock on the date of grant.

The terms of the Option will provide for vesting over a 4 year period, with one-fourth of the underlying award vesting on each of the first four anniversary dates. In the event that the Company terminates Ms. Sethre without “cause” or she resigns for “good reason,” as such terms are defined in the Employment Agreement, the unvested portion of the Option which was to vest within one year from such termination or resignation would fully vest on her final date of employment with the Company. The Option would also be subject to the terms and conditions of the Company’s Amended and Restated Equity Based Compensation Plan and to final approval by the Compensation Committee of the Company’s board of directors.

If, within the first 24 months following the execution of the Employment Agreement, Ms. Sethre’s employment is terminated by the Company without “cause,” or if she resigns for “good reason,” as such terms are defined in the Agreement, the Company would continue to pay her Base Salary for a period of 12 months following the date of such termination or resignation.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Below is Ms. Sethre’s biographical description. The below description includes an update to include her involvement in certain legal proceedings, which was not included in the February 8-K.

Ms. Sethre founded Lumena SSL, Inc. in 2011, a commercial LED lighting products company, and served as its Chief Marketing Officer. Prior to Lumena, Ms. Sethre held various executive, marketing and product development roles, and has been involved in manufacturing products in China for the past 15 years. From January 2010 to August 2011, Ms. Sethre was founder and Chief Executive Officer of Ilio International, Inc., a producer and seller of holiday products, and from 2008 to 2011, was the founder and Chief Executive Officer of Asia Sales and Marketing, LLC, another holiday retail product seller. On May 4, 2012, Ms. Sethre filed a personal bankruptcy petition under Chapter 7 in U.S. Bankruptcy Court, District of Minnesota (Minneapolis). On August 28, 2012, the court granted an Order of Discharge to Ms. Sethre.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: April 3, 2014	By:	/s/ Thomas C. Shields
	Name:	Thomas C. Shields
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description of Exhibit

10.1	Employment Agreement, dated as of March 1, 2014, by and between Lighting Science Group Corporation and Jennifer Sethre.